Exhibit 10.3

Ely D. Tendler
Strategic & Legal Services, PLLC
Guidance through Experience

April 18, 2024

CONFIDENTIAL

Lee Bienstock, CEO
Norm Rosenberg, CFO
DocGo Inc.
35 West 35th Street
New York, New York 10001

    Re: Amended and Restated Engagement Letter

Dear Lee and Norm,

It has been our pleasure to work with Ambulnz, Inc. and DocGo Inc. (“DocGo”) these past eight-and-a-half years, and we look forward to continuing to help you make DocGo a success.

This document (the “Agreement”) is the written attorney-client fee contract under which Ely D. Tendler Strategic and Legal Services, PLLC, a New York professional service limited liability company (“we” or “us”), will provide legal services to DocGo and its affiliated entities (together, “you” or “your”). This Agreement amends and restates in its entirety our existing agreement dated October 22, 2015 and shall be effective as of January 1, 2024, with the same force and effect as if this Agreement had been executed on such date.

1.You are hiring us as your outside general counsel to perform services related to, among other things, the following: business/legal advice; securities law compliance and preparation of offering documents; assistance with creating financing arrangements; contract review and negotiation; contract management; employment matters; corporate matters and corporate governance; management of intellectual property rights issues; management of litigation matters; and management of insurance related matters. We will provide legal services reasonably required to represent you in the foregoing matters and take reasonable steps to keep you informed of progress and to respond to your inquiries. We will also make ourselves available to attend and participate in meetings of your executive management team and board of directors so that we can provide advice on strategic and business issues as they arise. In addition, we will, at your request,

54 Lawrence Avenue, Lawrence, NY 11559
718-755-8065 | edt@strategicandlegal.com
www.strategicandlegal.com

manage the provision of legal services by other counsel retained by you, whether internal or external, to perform legal services for you.

2.You agree to be truthful with us, cooperate with us and keep us informed of developments relevant to our provision of services under this Agreement. If we are fined or sanctioned by any court for your conduct or your failure to cooperate in litigation or other legal proceedings, you agree to reimburse us for the amount of those sanctions.

3.In consideration for the services provided under paragraph 1 of this Agreement, you agree to pay us: (a) a discounted hourly rate of $575 per hour, subject to reasonable increases from time to time upon prior written notice and (b) $150,000 per year, payable in four equal quarterly installments.

4.Billing statements for fees, expenses, costs and disbursements will be prepared and e-mailed monthly to DocGo’s Chief Financial Officer. Payment of all undisputed amounts is due promptly upon receipt and in all events prior to the 7th of the calendar month received. Statements are deemed accepted and affirmed by you unless objected to in writing within five days of the date of the statement. You agree to pay any and all fees and costs incurred in the collection and enforcement of this Agreement including, but not limited to, attorneys' fees. If you fail to remain current in the payment of legal fees as provided herein, you agree that we may at any time thereafter cease providing any further legal services and withdraw as counsel, on notice, subject to any necessary approval by the appropriate courts or other tribunals and to applicable general ethical obligations.

5.In addition to any fees that may be payable to us under this Agreement, you agree to reimburse us for all reasonable expenses incurred by us in connection with this engagement. In general, travel arrangements for our personnel should be made directly by you or your travel service providers. For flights longer than two hours and all interstate rail travel, business class accommodations are required for our personnel. Travel time in connection with services under this Agreement that is not otherwise utilized for billable services (whether for you or any other of our clients) is billable to you.

6.You agree to indemnify and hold us harmless to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel) as incurred, actions, proceedings or investigations, or threats thereof (all of the foregoing being hereinafter referred to as “Liabilities”), based upon, relating to or arising out of the rendering of our services hereunder to you; provided, however, that the you shall not be liable under this paragraph to the extent that it is determined that such Liabilities resulted from our gross negligence or willful misconduct.

54 Lawrence Avenue, Lawrence, NY 11559
718-755-8065 | edt@strategicandlegal.com
www.strategicandlegal.com

7.You acknowledge and agree that we have been retained to act solely as a legal counsel and consultant to you. In such capacity, we shall act as an independent contractor, and any of our duties arising out of this Agreement shall be owed solely to you.

8.Upon written notice, you may at any time terminate our services and representation under this Agreement. Such termination, however, shall not relieve you of the obligation to pay for all services rendered and costs and expenses paid or incurred on your behalf in accordance with this Agreement before the date of such termination. We may terminate this Agreement for Good Cause (as defined below), subject to an obligation to give you reasonable notice to permit you to obtain alternative representation and subject to applicable ethical provisions. For purposes of this Agreement, “Good Cause” means (a) your failure to honor the material terms of this Agreement, including the timely payment of our fees and expenses, or (b) circumstances where our continued representation would be unlawful or unethical. In the event of termination of this Agreement, we will provide reasonable assistance in effecting a transfer of responsibilities to new counsel. The indemnification and governing law provisions herein shall survive any termination of this Agreement.

9.Any dispute between us arising out of or connected to our representation of you, including, but not limited to, all tort and contract causes of action including but not limited to breach of contract, unjust enrichment, legal malpractice, breach of fiduciary duty, constructive fraud, negligent misrepresentation and fraud, shall be submitted to binding arbitration in New York City before a retired judge who will apply JAMS Comprehensive Arbitration Rules and Procedures. By so agreeing, you are waiving your right to submit any dispute or any cause of action you may have against us to a jury or court trial. You are advised that you have the right to review this arbitration provision with independent counsel of your choosing.

10.During the term of this Agreement, we will maintain all documents relevant to the engagement unless otherwise directed by you. Following the termination of this Agreement, we will retain digital copies of documents for a period of three years unless you request that they be returned to you.

11.The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

12.This Agreement represents the sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the internal laws of the laws of the State of New York.

54 Lawrence Avenue, Lawrence, NY 11559
718-755-8065 | edt@strategicandlegal.com
www.strategicandlegal.com

Please confirm that the foregoing is in accordance with our understanding by signing and returning to us a duplicate of this letter.

Sincerely yours,

ELY D. TENDLER STRATEGIC AND LEGAL SERVICES, PLLC

By:	/s/ Ely D. Tendler
Ely D. Tendler, Esq., Managing Member

Agreed to and Accepted:

DOCGO INC.

By:	/s/ Norman Rosenberg
Norm Rosenberg, CFO

54 Lawrence Avenue, Lawrence, NY 11559
718-755-8065 | edt@strategicandlegal.com
www.strategicandlegal.com